Exhibit 99.1

ACCO BRANDS CORPORATION ANNOUNCES COMPLETION OF SPIN-OFF/MERGER

— Transactions Create One of World’s Largest Suppliers of Branded Office Products —

— ACCO Brands Trading on NYSE Under Symbol ABD —

Lincolnshire, IL, August 17, 2005 – Following the completion of its spin-off/merger, ACCO Brands Corporation (NYSE: ABD) today announced that its common stock began trading on the New York Stock Exchange under the ticker symbol ABD. ACCO Brands is a newly-created company formed through the spin-off of Fortune Brands’ ACCO World Office Products unit and its merger with General Binding Corporation (GBC), which was completed early this morning.

ACCO Brands is a world leader in branded office products, and its portfolio of industry-leading brands includes Swingline, Kensington, Wilson Jones, Quartet, GBC, and Day-Timer, among others. With annual revenues of nearly $2 billion, the Company markets its products in more than 100 countries across the globe and employs approximately 8,000 people worldwide.

David Campbell, ACCO Brands’ Chairman and Chief Executive Officer, said, “Today marks the start of what we expect will be an exciting future for ACCO Brands, as we focus on stepped-up innovation as well as low-cost supply chains and shared services. Approximately 85% of our sales are from brands with number one or number two market positions. Our broad portfolio of leading brands, worldwide distribution reach, and shared services capability are unique in the industry. We will immediately begin executing our detailed integration plans, which includes achieving the previously-disclosed annual target of $40 million in net cost synergies by the end of 2007.

“As proven operators with a scalable business model and strong cash generation, we plan to reduce our debt levels during the integration period. Longer-term, while maintaining our focus on internal growth, we will pursue targeted, high-return acquisitions, leveraging our existing infrastructure in the large and fragmented office products industry.”

Under the terms of the spin-off and merger, Fortune Brands shareholders will receive one share of ACCO Brands stock for every 4.255 shares of Fortune Brands stock they hold while retaining their Fortune Brands stock. GBC shareholders will receive one ACCO Brands share for each GBC share they own. Immediately following the merger, there were approximately 52.2 million shares of ACCO Brands common stock outstanding.

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About ACCO Brands

ACCO Brands Corporation (NYSE: ABD) is a world leader in branded office products, with annual revenues of nearly $2 billion. Its industry-leading brands include Swingline, Kensington, Wilson Jones, Quartet, GBC, and Day-Timer, among others. Under the GBC brand, the Company is also a leader in the professional printing market.

Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of ACCO Brands, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” or similar expressions. ACCO Brands’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. ACCO Brands undertakes no obligation to update these forward-looking statements in the future. Among the factors that could cause plans, actions and results to differ materially from current expectations are: competition within the office products, document finishing and film lamination industries; the effects of economic and political conditions; the ability of distributors to successfully market and sell our products; the availability and price of raw materials; dependence on certain suppliers of manufactured products; the effect of consolidation in the office products industry; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; as well as other risks and uncertainties detailed from time to time in ACCO Brands’ Securities and Exchange Commission filings.

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Contact:

Media Relations:

Rich Nelson

847-484-3030

Investor Relations:

Jennifer Rice

847-484-3020

ACCO BRANDS CORPORATION – FACTS AT A GLANCE

Headquarters:	Lincolnshire, Illinois

Chairman/Chief Executive Officer:	David D. Campbell

Chief Financial Officer:	Neal V. Fenwick

Chief Operating Officer, Office Products Group:	Dennis L. Chandler

Worldwide Employees:	Approximately 8,000

Exchange/Ticker Symbol:	NYSE/ABD

Key Investor Highlights:

•	World-leading, “pure play” supplier of branded office products

o	$1.9 billion in annual net sales
o	$60.1 million in 2004 pro forma net income
o	Implied enterprise value of $2.1 billion
o	Strong cash flow generation

•	Global base of retail customers and consumers throughout the world

o	Key vendor to industry mega-customers
o	46% of revenues generated from non-U.S. markets
o	Products marketed in over 100 countries

•	Highly cost-competitive supplier with a global, state-of-the-art supply chain

•	Estimated annual synergies of $40 million expected within three years

•	Focused on Innovation: Constant consumer research drives valuable new product innovations

•	Long-term growth goals:

o	Sales in low to mid single digits
o	Operating income in mid to high single digits
o	EPS in double digits (before non-recurring charges/gains)

Consumer Business: Product Categories and Leading Brands

Product Category	Leading Brands
Workspace Tools (including staplers, shredders, punches and trimmers)
Computer Accessories (including mice, trackballs, keyboards, computer security devices and mobile accessories)
Visual Communication (including white boards, easels, overhead projectors, transparencies and screens)
Document Communication (including sheet protectors, report covers, and binding and laminating machines and supplies)
Storage & Organization (including binders, filing systems, storage boxes, labels, clips and fasteners, and accounting supplies)

Commercial Business: Product Categories and Leading Brands

Product Category	Leading Brands
Digital Print Finishing (including wide format lamination, professional-grade binding systems and development of new films and media)
Films (including high-speed laminating systems)
Document Finishing (including high-end binding and laminating systems and supplies)
Time Management (including personal organization and time management products, including time management software, planners and calendars)

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